EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our audit report dated June 5, 2008, with respect to the consolidated statement of operations and comprehensive loss of and the related consolidated statements of stockholders’ equity and cash flows for the cumulative period from inception on August 21, 2002 to December 31, 2006, in the Registration Statement and related prospectus of GeoGlobal Resources Inc. for the registration of 9,632,500 shares of its common stock.

/s/ Ernst & Young LLP
Ernst & Young LLP
CALGARY, ALBERTA	Chartered Accountants
May 24, 2012